Exhibit 10.19

TESCO CORPORATION

SHORT TERM INCENTIVE PLAN

2007

The Short Term Incentive Plan (“STIP”) is a compensation plan that is designed to motivate participating employees to work as a team to accomplish the overall profitability goals of the organization, as well as provide incentive to each individual to meet their business unit, business line and individual objectives.

The STIP has been approved for the calendar year 2007 Management will review the plan annually; it can be modified and/or canceled at the sole discretion of the Board of Directors.

The financial portion of the STIP will only pay out if TESCO exceeds 20.1% ROCE. If this level of ROCE is not achieved, no payout will occur to any individual for the financial STIP objective, regardless of performance in other areas such as business unit operating income, business line gross profit, or achievement of individual objectives.

If TESCO’s ROCE equals 30.1% the STIP will pay out at 100% of your respective target; assuming all financial and personal goals have been achieved.

The personal goals, if met, may be paid out regardless of the financial objective accomplishments.

Plan Parameters

In order to reward employees for individual performance while assuring a fair return for the Company, the STIP is structured with two specific areas to measure performance:

•	Return on Capital Employed

•	Individual performance against established objectives

The incentive payout will be made in the payroll currency of the plan participant.

Adjustments to payout due to unanticipated financial events outside the scope of the approved annual plan will be at the sole discretion of the Board.

The incentive payout is calculated on base salary as of January 1, 2007.

The following formula applies to persons:

•	30% of the incentive is based on achieving 30.1% ROCE

•	70% of the incentive is based on achievement of personal objectives

•	There will be no financial payout if ROCE is less than or equal to 20.1%

Payment of the bonus is in the full and absolute discretion of the Executive Management Team whose decision is final and binding.

Method of calculation:

•	Calculation is based on 2007 salary as at January 1, 2007

•	If employee is promoted into the STIP the calculation will be based on their new salary due to the promotion and will be prorated for the time spent in the STIP plan.

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Individual objectives: All STIP participants have individual objectives approved by their immediate supervisor, as well as the President & CEO. At the end of the year each supervisor will assess the attainment of the individual objectives and recommend a payout (all, part, or none) to the President and C.E.O. and he shall make the final determination and approval of the payout. This portion of the STIP payout is not contingent on the company achieving its ROCE target.

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For members of the executive management team (EMT) who qualify, the opportunity will exist to double the total payout of the STIP percentage. After calculating the financial ROCE payout and the personal objectives, a percent payout will be reached which is the sum of these two numbers. This percent will be multiplied by a multiple between one and two. If Tesco’s 2007 eps is less than $1.00 per share the multiple will be 1.0. If the 2007 eps is greater than or equal to $1.47 the multiple will be 2.0. In between these two eps numbers the multiple will be linearly interpolated.

Employment Status

•	If an employee enters the plan during the year, their bonus participation will be prorated for the full number of months they are in the plan.

•	If an employee is terminated for cause or resigns at any time prior to December 31, 2007, they will not receive any payment under the STIP.

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If an employee is terminated at any time, except for cause, prior to September 30, 2007, they will not receive any payout under the plan. If terminated, except for cause, in the fourth quarter their payout will be prorated for the full number of months in the plan; dependent on all plan parameters being met

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If an employee is terminated or resigns from the Company after December 31, 2007, but before the payout date, they will receive their calculated payout in accordance with this Plan, unless terminated for cause.

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The Company reserves the right to modify responsibilities and positions as may be required from time to time. Such modifications may result in the future ineligibility of the employee for participation in the STIP. In such cases, the STIP participant would receive prior reasonable notice and any earned incentive would be prorated over the period of time that they performed the duties of the STIP eligible position.

Death, Disability and Retirement

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If an employee’s active status changes due to death, disability or retirement (at normal retirement age) their incentive payment will be prorated for the number of months they performed the duties of the STIP eligible position.